UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 2, 2024

Date of Report (Date of earliest event reported)

Aprea Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39069	84-2246769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3805 Old Easton Road Doylestown, PA (Address of principal executive offices)	18902 (Zip Code)

Registrant's telephone number, including area code: (617) 463-9385 (Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	APRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02	Results of Operations and Financial Condition.

Based upon preliminary and unaudited estimates and information available to Aprea Therapeutics, Inc. (the “Company”) as of the date of this report, the Company expects to report that it had approximately $21.6 million of cash, cash equivalents, and restricted cash as of December 31, 2023. The Company has not yet completed its year-end financial close process for the fiscal year ended December 31, 2023. This estimate of the Company’s cash, cash equivalents, and restricted cash for the fiscal year ended December 31, 2023, is preliminary, has not been audited and is subject to change upon completion of the Company’s financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2023. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary result and, accordingly, does not express an opinion or any other form of assurance about it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aprea Therapeutics, Inc.

Dated: February 2, 2024	By:	/s/ Oren Gilad
	Name:	Oren Gilad, Ph.D.
	Title:	President and Chief Executive Officer